Exhibit 99.1

                                                            RAYOVAC CORPORATION
                                                        Second Quarter Earnings
                                                         Moderator: Kent Hussey
                                                            04-24-03/8:00 am CT
                                                         Confirmation #21137845


                              RAYOVAC CORPORATION
                            Second Quarter Earnings

                             Moderator: Kent Hussey
                                 April 24, 2003
                                   8:00 am CT

Operator:             Ladies and gentlemen, welcome to the Rayovac Second
                      Quarter Earnings conference call.

                      During the presentation, all participants will be in a listen-mode. As a reminder, this conference is being recorded Thursday, April 24th, 2003.

                      I would now like to turn the conference over to (Randy Steward), Chief Financial Officer. Please go ahead, sir.

(Randy Steward):      Thank you and good morning.  Welcome to Rayovac's
                      Second Quarter Financial Results conference call.

                      I am (Randy Steward), the Company's Chief Financial Officer. Joining me today is (Dave Jones), Rayovac's CEO, and Kent Hussey, President and Chief Operating Officer.

                      As is customary, (Dave) and Kent will present some prepared remarks and follow with time for questions and answers.

                      However, first I'd like to read our "safe harbor" statement. This broadcast may include forward-looking statements which are based in part on Management's estimates, assumptions, and projections as of today. These statements are subject to certain risks and uncertainties and other factors that cause results to differ materially from what we currently expect. Actual results may differ due to changes in external competitive market factors, changes in our industry or the economy in general, our ability to successfully implement manufacturing and distribution cost efficiencies and improvement, as well as various other factors including those we discuss today and those discussed in our securities filings, including our most recent Form 10-Q, annual report on Form 10-K, and the prospectus supplement for the Company's most recent public offering of its common stock. We assume no obligation to update these statements.

                      And now I'd like to turn the call over to (Dave Jones.)

(Dave Jones):         Well, good morning. Today, Rayovac announced second
                      quarter fiscal 2003 financial results.

                      Diluted earnings per share was $0.01 per share after taking a $5.2 million charge during the quarter for our previously announced global restructuring initiatives. However, pro forma diluted earnings per share was $0.14 as compared to $0.17 for the comparable prior year period and in line with first call consensus estimates. The reconciliation of pro forma EPS figures to GAAP EPS can be found in Table-3 of the financial schedules attached to our press release issued earlier today, and they are also available on our Website at www.rayovac.com under the Investor Resources tab.

                      Overall sales for the quarter were $202.3 million, up 67% from the $121.2 million reported last year. The majority of the second quarter increase was experienced in Europe, where sales increased to $97.8 million from $13 million last year, reflecting the significant impact of the VARTA acquisition, as well as strong overall European performance for the period.

                      In Latin America, sales increased 40% versus last year, reflecting the benefits of the VARTA acquisition, partially offset by poor economic conditions throughout the region and continued political turmoil in Venezuela and Argentina, as well as several smaller countries.

                      In North America sales decreased to $78.7 million from $89.8 million last year, representing a 12% decrease for the second quarter in a row. North American sales continue to be depressed by intense competitive promotional pricing activity. North American industry alkaline unit sales in 18 Nielsen-measured accounts were up a strong 12% for the quarter, partially a result of a spike in March sales created by terrorism concerns. However, dollar sales were up only 3% for the quarter, reflecting the continued magnitude and depth of this intense promotional pricing activity.

                      In March, Rayovac announced our response to Duracell's pricing realignment initiatives, which were announced in early January. Rayovac's strategy provides consumer 50% more alkaline AA and AAA batteries at key competitor price points and package configurations. C, D, and 9-volt configurations continue to be offered at a significant value gap to competitive offerings.

                      This very strong and well thought out, measured value response has been received very well by North American retailers and is currently in various stages of implementation, and should be fully rolled out in the July timeframe. This strategy should allow Rayovac to significantly reduce the amount of traditional promotional and trade incentive dollars spent to support the alkaline business in North America, and should be a stabilizing influence on category activity in the future. However, it will take another couple of quarters for all of these realignment initiatives from all industry participants to be fully implemented and play out fully in the marketplace. Until then, North American dollar sales will remain depressed.

                      Rayovac's global sales on major product segments showed a 75% increase in general batteries, largely a result of the benefits of the VARTA acquisition and strength in Europe, offset by weakness in North America.

                      Alkaline sales were up 78%, heavy duty sales were up 55%, and rechargeable sales were up 105% within this important general battery segment. Our hearing aid sales were up a very solid 15% for the quarter, reflecting strong performance in both North America and Europe. Lighting product sales increased 45%, the result of the VARTA acquisition, as well as several new product launches. Rayovac's lighting business was number one in both unit terms and dollar terms in U.S. AC Nielsen-measured accounts for the last 52 weeks for the first time ever.

                      Overall our top line was weak for the quarter, when taking into account the benefits of the VARTA acquisition, reflecting the overall tough economic global climate that exists in most regions of the world, as well as a continued tough competitive climate in North America.

                      Turning to our recent acquisition of VARTA's consumer battery business, integration activities continue to track on our initial aggressive time-table. In October, we announced a series of restructuring activities designed to maximize the synergy potential of the combined companies, streamline our business processes, and resize our manufacturing capacity to more closely match our product demand requirements around the world.

                      These initiatives included closing our Mexico City zinc carbon facility, now closed; our Dominican Republic zinc carbon facility, now closed; combining our European headquarters and relocating it to Frankfurt, Germany, now completed; consolidating VARTA's Latin America business into Rayovac's Latin American headquarters in the Miami area, now completed; and relocating our Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center to a highly automated package-on-demand national distribution center in Dixon, Illinois.

                      The construction of this new facility has been completed and it will be fully operational in June 2003. The operational risks of this acquisition and its integration with the Rayovac business are largely behind us, and we can now focus on achieving the marketplace synergies that the combined companies should provide us in the future. By the end of 2003, approximately 500 positions, representing 11% of the combined workforce, will have been eliminated, providing a much leaner, more efficient global organization. We are extremely pleased with both the strategic and economic benefits resulting from this acquisition.

                      I'll now turn the call over the Kent Hussey for some brief remarks on Rayovac's financial performance.

Kent Hussey:          Thanks, (Dave).

                      This morning I'll be mentioning both GAAP and pro forma results, and as (Dave) mentioned earlier, to assist you in the reconciliation of these figures, we've placed a financial model on our Website at www.rayovac.com under the Investor Resources tab. The same information is included in our earnings release as Table-3, Reconciliation Of GAAP To Pro Forma Financial Data.

                      Now turning to some financial metrics. Gross profit margin was 39.3% for the quarter. Excluding special charges in the North American retailer markdown programs of $1.6 million for the quarter, gross margin was 40.6%, down 70 basis points from last year. Margins continued to benefit from the favorable impact of our continuous manufacturing cost improvement program and VARTA integration activities, but were offset by unfavorable customer and product line mix, reflecting our alkaline sales softness in North America.

                      Selling expense was $42.7 million for the quarter, up from $24.6 million last year, and represented 21% of net sales. The dollar increase in selling expenses versus last year was primarily the result of the VARTA acquisition.

                      Research and development increased 18% to $4 million, consistent with our increased focus on new product development and technology leadership, and the impacts of the VARTA acquisition. Major effort continued on I-C3 nickel metal hydride rechargeable battery system, which will launch this summer, as well as other advanced battery systems in the development phase.

                      G&A expense increased $11.4 million compared to last year, mainly as a result of the VARTA acquisition and integration expenses associated with that acquisition.

                      Operating income for the quarter was $8.8 million versus $12.9 million last year. However, pro forma operating income for the quarter was $15.6 million, compared to $12.9 million last year, an increase of 21%. The increase was due primarily to the favorable impacts of the VARTA acquisition, partially offset by lower profit in North America due to the sales shortfall. Pro forma operating income reflects the exclusion of special charges for our restructuring initiatives and the North America retail markdown programs in the current year.

                      Segment profitability for the quarter was $21.7 million versus $19.4 million last year, an increase of 12%. We saw improved segment profitability from both Europe and Latin America, offset partially by the decline in North America. Segment profitability for Europe improved primarily as a result of the VARTA acquisition.

                      North America's profitability decreased versus last year due primarily to lower gross profit, reflecting the lower sales levels and the impact of markdown monies recognized in the quarter.

                      Latin America's profitability increased versus last year, primarily as a result of the VARTA acquisition and strong sales in Central America, partially offset by weakness in the Caribbean region. Our business operations in Venezuela have resumed following cessation of the general strike, however, at a much lower level of business activity.

                      On October 10th of 2002, the Company announced a series of restructuring initiatives to optimize the global resources of the combined VARTA and Rayovac companies to eliminate surplus manufacturing capacity and functional overhead and to rationalize its main North American packaging and distribution facilities into a single modern facility in Dixon, Illinois.

                      The Company recorded special charges and markdown monies of $6.8 million in the quarter and $22.1 million year-to-date for the costs incurred with these initiatives. We expect total charges to be $43 million, with the balance to be incurred over the next six months. Cash costs of the program will be approximately $25 million, with $40 million to $45 million of anticipated annual savings when fully implemented by fiscal year 2005.

                      Several of the VARTA integration restructuring initiatives were completed during the first six months, as (Dave) mentioned earlier, including closing operations in Mexico and the total integration of sales and marketing organizations around the world. The VARTA integration is proceeding as planned and is on schedule.

                      Interest expense was $9.5 million for the quarter, $5.4 million higher than last year as a result of the increase in debit associated with the VARTA acquisition. As previously discussed, we replaced our previous credit facility on October 1st in order to finance the VARTA acquisition and to provide sufficient liquidity to support our larger organization and future growth opportunities.

                      Our tax rate for the quarter was 38%, an increase of 200 basis points versus fiscal 2002. The increase in our tax rate reflects a larger percentage of our taxable income being derived from higher tax jurisdictions in Europe versus last year.

                      Net income for the quarter was $300,000, a decrease of $5.1 million from the $5.4 million net income reported in the same period last year. However, pro forma net income was $4.5 million for the current quarter. Pro forma adjustments to the fiscal 2003 quarter include a $3.2 million charge net of tax for the restructuring initiatives implemented in the quarter and a $1 million charge net of tax for the North America retailer markdown programs also implemented during the quarter.

                      GAAP diluted EPS was $0.01 compared to $0.17 last year. Pro former diluted EPS for quarter was $0.14, down from $0.17, but equal to consensus estimates.

                      Turning to our balance sheet, trade accounts receivable were $158.1 million, compared to $109 million last year. Trade receivable balances were reduced in North America and Latin America with the biggest improvement occurring in Latin America. This improvement was offset by an increase in receivables associated with the VARTA acquisition. Trade receivables decreased in Latin America by approximately $11.5 million during the quarter. Trade receivable DSOs at the end of March were 71 days, compared to 82 days last year, an improvement of 11 days.

                      Inventory balances were $145.8 million at the end of March, reflecting an increase associated with the VARTA acquisition. Inventory turnover decreased to 3.3 turns from 3.5 turns last year, due primarily to the lower North American sales turnover.

                      Our positive cash flow from operations in the quarter allowed us to decrease our debt during the quarter by $5.2 million to $477.8 million.

                      Capital spending for the quarter was $8.3 million, an increase of approximately $4.5 million from last year, again reflecting the VARTA acquisition and completion of our Dixon packaging facility. For the six months, we have reduced our debt by $23.9 million and capital spending to date was $11.6 million.

                      That concludes my financial remarks, and we'll now open the call to questions. I'm sorry, turn it back to (Dave). I'm sorry.

(Dave Jones):         Prior to questions - thank you, (Kent) - prior to
                      questions, I'd like to make a few comments regarding future guidance and we'd offer you the following comments.

                      We have no change to our fiscal year '03 for your pro forma earnings guidance. The first call consensus estimate is $1.31 and we believe that that is still a good estimate at this time. Again, reconciliation of pro forma and the GAAP EPS can be found on our Website at www.rayovac.com.

                      We would project pro forma earnings of $0.31 to $0.32 in Q-3, recognizing the transitional nature of this quarter, as inventories of current alkaline product are reduced in advance of the new alkaline AA and AAA packaging configurations, due to start shipping in the June timeframe.

                      Q-4 guidance is in the range of $0.52 to $0.53, reflecting full rollout of the new alkaline lineup and significant favorable results of restructuring initiatives as they begin to kick in. However, sales softness will continue to persist in North America until the promotional pricing environment begins to stabilize later this year.

                      We anticipate continued solid performance in Europe as a result of distribution gains and continued positive effects of the new alkaline product line introduced last fall.

                      Latin America will continue to exhibit sluggishness until this economic-sensitive region begins to recover.

                      Overall we're optimistic about our business prospects over the long-term and believe the combination of the Rayovac and VARTA businesses will be a significant growth catalyst over the next several years. However, we remain cautious over the short-term and need to see improving global economic conditions and a more stabilized promotional pricing environment in North America to fully maximize the efficiencies of this newly formed global enterprise.

                      And now we'll take a few questions.  Operator?

Operator:             Thank you. Ladies and gentlemen, if you would like to
                      register for a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered, and you would like to withdraw your registration, please press the one followed by the three.
                      If you are using a speaker phone, please lift up your handset before entering your request. We do ask that you please limit to one question and one follow-up question.
                      If you do have any additional questions, you will need to go to the end of the queue by pressing the one four on your telephone. One moment, please, for your first question.

                      Your first question will come from the line of (Alice Longley) with Credit Suisse First Boston. Please proceed with your question.

(Alice Longley):      Hi.  Good morning.

(Dave Jones):         Morning, (Alice).

(Randy Steward):      Good morning.

(Alice Longley):      I must say I'm surprised that the North
                      American business was down as much as it was, given as you said yourself how strongly marketed South was, and I know the Nielsen data we get down to the brand level at this point is extremely limited, but what we get showed that you were actually instituting very sharp price cuts yourself in the quarter and you gained share in these kind of non-Wal-Mart, you know, retailers, and I know it's a very small part of the market for you, but can you tell us what your share was in your view, you know, putting all the numbers together for you? And how much were your alkalines, themselves, in North America down in dollars, and what was their performance in units here?

(Dave Jones):         I can't give you share numbers, per say, because
                      we have the same confusion that you do relative to share, now that not only Wal-Mart, but Home Depot and Lowe's and others are not reporting in (INAUDIBLE) at all.

                      However, I'd just make a couple comments about your question. While units were up 12% and dollars were up 3% for the quarter, most of that increase occurred in the month of March, and I think March unit sales were up somewhere in the 20s, and so, you know, that was sort of late in the quarter, and I don't think there's much effect from a standpoint of ship-in by anybody during the quarter as a result of that late in the quarter spike.

                      Secondly, the markdowns that we took, which are programs designed to move inventory so that we can get to our new packaging that we'll be shipping in the June/July timeframe, were largely put in place - not largely, totally - put in place during the month of March and much of it in the last part of March, and so there's little effect if you look at the whole quarter, a marginal effect, on programs that we put in place in March.

                      As you may recall, Duracell took their pricing down, or realigned their pricing in early January. We didn't respond until the last part of this quarter, and so, you know, much of our depressed sales and softness in North America is a result of us evaluating the realignment initiatives and then putting our things in place late in the quarter.

                      So in North America we did lose share for the quarter, and you know, in Europe we did gain share for the quarter, and that's probably the only way I can answer that question, (Alice).

(Alice Longley):      Well, if you put all those promotions out there
                      in March to clear the inventory out, wouldn't that be generating strong sales and some share gains for a while that would boost your results in your June quarter then?

(Dave Jones):         You know, possibly on a share basis that's true,
                      but you know, the June quarter is an extremely transitional quarter for us, as I have mentioned, because we're moving out of old inventory and not shipping in new inventory until the latter part of the quarter, and really the principle pipeline of that new product lineup would be occurring in the fiscal fourth quarter, you know, in the July timeframe.

                      So as retailers naturally begin to reduce the level of the current AA and AAA, you know, Rayovac alkaline lineup, to make room for the new stuff, there's going to be a softness that occurs in Q-3 and probably, you know, a strength that occurs in Q-4 just as a result of timing.

(Alice Longley):      How much were alkaline shipments down in North America
                      alone - alkaline alone - in the March quarter?

(Dave Jones):         Let's see if we can get that. You know, most of the
                      shortfall that occurred in North America was the alkaline business.

(Alice Longley):      Yeah, I'm assuming alkalines were down more than North
                      America was down because some of the other...

{Crosstalk}

(Dave Jones):         It was down like 15%/16% from last year in alkaline.

(Alice Longley):      And how much were units up or down for alkalines?

{Crosstalk}

(Alice Longley):      You don't have that?

(Dave Jones):         Don't have it.

(Alice Longley):      Okay, and one final question if I could.

(Dave Jones):         That's more than two, (Alice).

(Alice Longley):      I know, but it's a follow-up. What are you counting on
                      for Duracell's response to your new pricing?

(Dave Jones):         You know, you'd have to talk to them. We believe
                      that our new initiatives that we did are very thought out. They have been extremely well perceived, and that they will help to create further stability in the marketplace, and we think they're very well and prudent, and you know, frankly, you know, I think Duracell announced theirs and we announced ours, and you know, we understand that Energizer is in the process of announcing theirs, and you know, I think all of those will lead to a much more stable environment.

(Alice Longley):      Well, Duracell has said they will not lose share.

(Dave Jones):         Okay, again you're going to have to talk to Duracell
                      about anything that they need to tell you.

(Alice Longley):      Okay, thank you.

Operator:             The next question will come from the line of (Andrew
                      McQuilling) with UBS Warburg. Please proceed with your question.

(Krista Zuber):       Good morning. (Krista Zuber) for (Andrew McQuilling). Can
                      you just give us a sense of what kind of shape you think inventories will be at the end of the June quarter? Will they be down or is it because you're shipping the new packaging it will be pretty much a wash? Thank you.

(Dave Jones):         I think we would anticipate versus this quarter
                      that Rayovac's inventories at retail will be down in the June quarter simply because all retailers will be and are at the moment trying to reduce the alkaline inventories in AA and AAA package configurations to make room for planogram changes and the new package configurations that we'll ship. So in the alkaline segment, our inventories should be down in the June quarter and then rebuilding in the fourth quarter of the year.

(Krista Zuber):       Okay, thank you.

(Dave Jones):         You're welcome.

Operator:             The next question will come from the line of (Catherine
                      Imm) with Salomon Smith Barney. Please proceed with your question.

(Catherine Imm):      Hi. In light of your new pricing strategy being
                      implemented, can you give us your updated outlook for what you think the categories price mix should be as well as lines in the U.S. for '03?

(Dave Jones):         You know, it's sort of a crystal ball guess, but
                      if you were to try to model out the effects of everyone's pricing realignment initiatives and then try to model out less promotional activity, which is certainly going to occur here, there's going to be price depression in the category, we estimate, over the next two quarters of roughly 5% per quarter, so dollar sales in the category we would estimate - and again we could be off by some magnitude here - is going to be down approximately 5% in our Q-3 and down approximately 5% in our Q-4, and then in the most important quarter, which is the Christmas quarter, which will be our fiscal Q-1 of '04, if our modeling is correct, dollar sales should be positive as a results of all the initiatives that have taken place.

(Catherine Imm):      And in your modeling, are you assuming that you're
                      going to gain any market shares, or are your market shares going to remain flat?

(Dave Jones):         I think we would assume that we would gain
                      marginally. You know, our initiatives are not designed to, and do not anticipate, significantly gaining market share. They do anticipate that our market share will shore up, and that we will recover moderately from the market share that we lost over the last year.

(Catherine Imm):      Okay, and in terms of volumes then for the category?

(Dave Jones):         We're anticipating volume up 7% or 8% over the
                      next couple of quarters. I think that's been real consistent with what's occurred here over the last five or six quarters, as volume has returned to historic levels, and I think what occurred in the one-month period of March, as everybody began to stock up terrorists kits in their homes, you know, is an aberration that's not likely to repeat itself.

(Catherine Imm):      So then in terms of the dramatic swing in earnings
                      from the June quarter to the September quarter, is it based on primarily beginning to see early signs of recovery of dollar of sales in the category, or is it primarily because of the VARTA synergies that you're beginning to realize? Can you give me a little bit more details in terms of what gives you confidence about the pretty huge double-digit growth that we should expect for the...

{Crosstalk}

(Dave Jones):         I think the number one driver will be the
                      synergies that occur as a result of the VARTA acquisition and all the things that we've done that both (Kent) and I have talked about again today that are largely completed, not totally, but largely completed, and so we feel very confident, and we have, you know, very precise tracking mechanisms to assure that, you know, all the synergy things that we've done and the savings that we've anticipated are, you know, flowing and will come in.
                      That's the biggest driver behind the increase that's going to occur in EPS in Q-4.

                      Secondarily, we do think that in Q-4 with our new product lineup that we'll be shipping that we will have incremental sales velocity and that will generate, you know, incremental earnings, so you know that's sort of a very brief way of looking at what we think will occur from a modeling standpoint.

(Catherine Imm):      Okay, thank you.

(Dave Jones):         Thanks, (Cathy).

Operator:             Our next question will come from the line of (Jim Hoeg)
                      with Goldman Sachs. Please proceed with your question.

(Jim Hoeg):           Good morning.

(Dave Jones):         Hey, (Jim).

Kent Hussey:          Hi, (Jim).

(Jim Hoeg):           Just really quickly a couple things. First, you guys have
                      historically said that you try to manage the price gap between yourself and Duracell and Energizer at, I believe, 10% to 15%, but if I look at what the price that, at least in the mass channel, where Duracell and Energizer are currently selling their products, if you offer 50% more, on a per battery basis that breaks down to, I guess, a discount of about 35% roughly, and of course it varies by package size, but I think typically it's over 30%. Can you tell me is that consistent with how you're thinking about it, and I mean why have we doubled now the target for how you're going to manage the price gap?

(Dave Jones):         Okay, well, I think your numbers are a little
                      off, and let me just reconstruct your numbers. We said that we try to maintain a 15% to 20% - not 10% to 15%.
                      We've never been as low as 10% - a 15% to 20% price gap, although when we say that that doesn't take into effect off product sold on promotion and everyday pricing, okay?
                      If you were to look historically at the price gap, let's say over the last two years, between ourselves and our competitors, the average price gap in our alkaline segment is approximately 30%.

                      You're right in that our new 50% more configuration on AA and AAA creates a price gap of 33%, not 35%, and on C, D, and 9-volt batteries, it creates a price gap of roughly 18%, and so if you add all of those numbers up, our price gap will be somewhere in the high 20s to 30% by our estimate, which is almost exactly on top of the average selling price gap over the last two years.

(Jim Hoeg):           Okay, so the goal is really just to get it back to what
                      it always was, not to...

(Dave Jones):         Right, and in fact over the last year, (Jim), as you
                      know, our competition has closed the price gap.

(Jim Hoeg):           Absolutely.

(Dave Jones):         And in fact in the last six months, our competition has
                      closed the price gap right on top of us.

(Jim Hoeg):           Absolutely.

(Dave Jones):         And that's the principle reason why that you're seeing
                      Rayovac sales softness in North America, and what we're trying to do is in a very value-oriented way, go back and create the price gap, albeit in a different way, and in a way that we believe creates a real value message to our consumers.

(Jim Hoeg):           Okay, and then as a follow-up, you had mentioned that the
                      synergies are going to be big driver of the acceleration of earnings growth in Q-4, and it sounds like that's when you really start to see, you know, a lot of the cost savings kick in. Is it fair then to say and to assume, as we move into Q-1, Q-2, Q-3 until that anniversary next year, that you could actually see some relatively accelerated earnings growth, just as you continue to realize the synergies?

(Dave Jones):         Right, directionally we - we have not modeled out
                      and we have given no guidance to '04, and this is not a guidance statement - but directionally we do think earnings are going to accelerate, and that over the next, you know, few quarters, four to six quarters, we're going to see significant momentum as a result of synergies, but you know, we've still got to do our modeling on '04.
                      We're too early for that.

(Jim Hoeg):           Okay, fair enough. And (Kent), when you talked
                      about the synergies and what you completed, you still talk about '05 when you fully realize it, but it sounds like - I mean I don't want to put a number on it, but maybe 80%/90% of the work is really done here. I mean is it fair to say that it's going to be, you know, end of this year/next year when you really realize everything as opposed to now '05?

(Dave Jones):         I think probably 80% to 90% of the effort is
                      done, but 80% to 90% of the synergies won't flow in '04, because you know they have a lagging effect. There is a lot of purchasing synergies, as an example, and manufacturing efficiency synergies that will come in future quarters. So I think you have to look at it that, you know, we've got a lot of the work done. However, depending on the type of synergy, there is a six to 12 month lag between, you know, when we do the work and when it begins to show up meaningfully. That's why we are, when we talk about the full synergies, I think to get it all, fiscal '05 should get it all, and you know, fiscal
                      '04 is going to get a big piece of it.

(Jim Hoeg):           Okay, and that's just as evidenced by the fact in the
                      fourth quarter, you're already seeing the ramp up.

(Dave Jones):         Yeah, and you know, the fourth quarter ramp up is what we
                      did last October.

(Jim Hoeg):           Okay, thank you.

(Dave Jones):         Yep, you're welcome.

Operator:             The next question will come from the line of Christopher
                      Ferrara of Merrill Lynch. Please proceed with your question.

(Christopher Ferrara):Hi. Not to ask you to comment on what your competitors might do once again, but considering Gillette's perspective that there was a 36% price - they were at 36% price premium to you - and now that will change to 50%. Just along those lines, they're thinking that this is going to go up, so if in the event that they do end up responding to what you do, how should we be looking at this category going forward? I mean is it possible...

(Dave Jones):         Your 36% and 50% are not correct. You know, we
                      are offering 50% more batteries on AA and AAA configurations. Fifty percent more batteries creates a 33% unit price gap between us and the competition. That
                      33% compares to a recent historical price gap of 30%.

(Christopher Ferrara):But they're talking about their price premium.
                      Their premium relative to you, not your discount relative to them.

(Dave Jones):         We're at the same price point. You know, the
                      other piece of this is we took our price points up, so we matched their price points exactly. For their 4-battery configuration packages, we've matched their price points, with the 6-pack, and taken our package price up. Their
                      8-pack, we've matched it with a 12-pack, and taken our prices up. Their 12-pak, we've matched with an 18-pack, and taken our prices up. So you have to take all that into effect, and so you know, certainly no one is looking at this where you talked about earlier 36 and 50. Those numbers don't jive.

(Christopher Ferrara):I mean even aside from that, I mean just Duracell's perspective that their price premium to you is going up as a result of your initiative.

(Dave Jones):         It is not going up, (Christopher).  The price premium
                      is not going up.

{Crosstalk}

(Dave Jones):         All packages sold in America over the last two years,
                      okay, of all configurations in alkaline batteries, the price gap is approximately 30%, and if you take our lineup, the way we've configured it, AA, AAA, C, D, and 9-volt, the price gap is 30%. Now I'm not quite sure where you're differing here.

(Christopher Ferrara):Okay, do you know what? Then just moving on, can you talk about what the FX impact was in Europe in the quarter?

(Randy Steward):      Yeah, I mean, from a sales perspective, it was about $2
                      million on a year-over-year basis.

(Christopher Ferrara): Okay.

(Randy Steward):      That was really offset by kind of FX negative impact in
                      Latin America.

(Christopher Ferrara):Got it, and is it fair to say that the reduction in sales in North America from KMart is sort of filtered through, since I notice you didn't mention it in the press release?

(Dave Jones):         Yeah, in terms of going forward, you know, KMart,
                      what occurred in their bankruptcy won't be a negative drag on the Company, but KMart is still closing stores, as you know.

(Christopher Ferrara): Thank you.

(Dave Jones):         You're welcome.

Operator:             The next question will come from the line of (William
                      Steele) with Bank of America Securities. Please proceed with your question.

(William Steele):     Can you tell me what cash flow from operations was in the
                      quarter?

(Randy Steward):      Yeah, it was about $5 million.

(William Steele):     Five million, great, and then secondly, can you
                      explain a little bit about the retailer inventory markdown program, and why that should be considered kind of a pro forma adjustment?

(Randy Steward):      Well, we're looking at that, (Bill), as kind of
                      a - it's a one-time arrangement that we're doing in order to roll out our new packaging configuration, so it's something that we look at, as I mentioned, just a one-time event with the new configuration.

(William Steele):     But...

(Randy Steward):      It's not an ongoing program that we do on a historical
                      basis.

(William Steele):     But isn't that arguably a reversal of some prior
                      sales that fell through, so in some respects, you've over
                      - I mean I don't want to say overstated - but there should be sales adjustments in more than just one quarter. Is that right?

(Randy Steward):      No, it coincides with a totally new marketing
                      strategy, new packaging configuration, so we look at it as basically a one-time event.

(William Steele):     And you would consider that this is done then. You're all
                      aligned at retail?

(Randy Steward):      No, you're going to see some fallout in Q-3 also.

(William Steele):     Okay, in Q-3.  Okay, and could you just...

(Dave Jones):         In a very simplification strategy. I mean we're probably
                      simplifying what we talk about when we say a new lineup.
                      The other thing that we're doing, (Bill), that's as a result of both this new packaging configuration, as well as moving our distribution centers, you know, to this new automated facility in Dixon, Illinois is we're dramatically reducing the number of SKUs in North America by over 1,500 SKUs, and so all of those are having an effect, so we're reducing our SKUs by as much as 50% going forward, as well. So you know, it's a major initiative and a brand new marketing initiative and one that is truly, you know, sort of not a normal reproducible thing.

(William Steele):     Okay, and last question. Would you venture an
                      estimate as to what VARTA did contribute to earnings in the quarter?

Kent Hussey:          I'd just look at our segment profitability for
                      Europe, and you know, all of that improvement is from VARTA.

(William Steele):     Okay, great.  Thanks, Kent.

Operator:             The next question will come from the line of (Constance
                      Maneaty) with Prudential Securities. Please go ahead with your question.

(Darryl):             Hi, it's actually (Darryl) on here for (Connie). I just
                      had a quick question regarding your sales to Wal-Mart.
                      Are they in line with the performance in North America?

(Dave Jones):         Yeah...

{Crosstalk}

(Darryl):             (INAUDIBLE) growth rate, is that indicative of what's
                      happening at Wal-Mart, as well?

(Dave Jones):         Yeah.

(Darryl):             Okay, and do you expect a similar trend at Wal-Mart for
                      the rest of the year?

(Dave Jones):         We expect a similar trend from Wal-Mart, albeit
                      probably slightly improving in the current quarter. You know, we would expect - you know, we actually would expect, you know, favorable results in Q-4.

(Darryl):             Okay, thank you. Oh, and just a point of clarification on
                      the category share number you said was like 15% up for hearing aids, and etc. That is worldwide, correct?

(Dave Jones):         Yeah, that's worldwide, and you know, our 15%,
                      which we had - I guess the last quarter was a double-digit increase. I don't know exactly the number, but you know, the hearing aid business worldwide is probably up 3% or 4% of the industry, so we continue to gain share in that. You know, for us it's an important category.

(Darryl):             Okay, thank you very much.

{Crosstalk}

Kent Hussey:          That's all generic growth, because we did not acquire any
                      hearing aid battery business with the VARTA acquisition, so there is no VARTA bounce on that.

(Dave Jones):         Right.

(Darryl):             Thank you.

Operator:             The next question will come from the line of (Andrew
                      Shore) with Deutsche Bank Securities. Please proceed with your question.

(Andrew Shore):       (Dave), good morning.

(Dave Jones):         Hey, (Andrew).

(Andrew Shore):       I'm just wondering, could you clarify all the
                      EDLP moves one time, but this is a different question than what's been asked. Is there a tendency that we may all look at the wrong data, because - I think I'm right - according to Nielsen and IRI, the data will still show at least until May or June? Isn't it 13 weeks that it shows it as a temporary price reduction before it actually gets shown as a base price change?

(Dave Jones):         Yeah...

(Andrew Shore):       So the industry will still show high levels of promotion
                      with no real change in base pricing? Is that correct?

(Dave Jones):         That's true, so you'd have to further analyze that, yeah.

(Andrew Shore):       So again we really shouldn't get confused by the data
                      until at least the May/June periods, right?

(Dave Jones):         You know, I think everybody will be pretty
                      confused about all the - maybe including us, but - of all the actions in the marketplace, until I think the first clean quarter that you're going to see is the October to December quarter, which is the most important quarter, and you're going to see a lot of data that's confusing between now and then, because there's so much going in terms of realignment, and all three primary participants are on different time schedules here. You know, Duracell, most of the last quarter, they affected that in the marketplace. We affected it in the last quarter in the very end, the last two or three weeks of the quarter...

Kent Hussey:          On a temporary basis.

(Dave Jones):         Yeah, on a temporary and it will show on a
                      temporary basis, and then our other competitor, they're just in the process of announcing and rolling out their strategy.

(Andrew Shore):       Okay.

(Dave Jones):         You know, and then retailers are all handling
                      this in different ways and on different time schedules because of their own planogram issues, and when they historically change planograms, so all of that is going to create a pretty confusing environment until the fall.
                      We all believe, I certainly believe, and I think our competitors do as well, that by the fall we're going to have a much more, you know, logical, much more predictable environment.

(Andrew Shore):       Okay, great.  Thank you very much.

(Dave Jones):         Yeah, thanks, (Andrew).

Operator:             The next question will come from the line of (Catherine
                      Imm) with Salomon Smith Barney. Please proceed with your follow-up question.

(Catherine Imm):      Hi. I just have a quick follow-up. In your prepared
                      remarks, you talked about Europe having a strong performance. Is that due to market share gains or new distribution? Any color on your European business, as well as the category would be great. Thanks.

(Dave Jones):         The category in Europe is up slightly, low
                      single-digits in dollar terms, partly driven by there is, over the last 52 weeks, a big shift from zinc carbon to alkaline, a bigger shift than has occurred ever, and so that's helping stabilize in a poor economic environment, because certainly Europe has some of the same issues that the rest of the world does in that respect, but the battery marketplace has held up well against other categories, because there's been an accelerated shift towards alkaline.

                      Relative to VARTA, VARTA has gained share over the last year. Our estimate is that VARTA has gained approximately one share point across all of Europe, and so that's impacting in a positive way the performance that we're getting out of Europe, and also which we've - you know, we tend to talk about the U.S. much more on these calls - but VARTA launched an entirely new alkaline line last fall, and that line is a better margin line. It's generally a higher priced point line at retail, and that's having favorable impact on our European performance as well.

(Catherine Imm):      And who are you taking market share way from?

(Dave Jones):         You know, I couldn't tell you specifically. You
                      know, Europe has more competitors than just the three primary competitors here in the U.S. Panasonic has a bigger business presence, and there are some very small competitors that exist there, as well, so I couldn't really pinpoint, you know, who won who lost there.

(Catherine Imm):      Okay, thank you.

(Dave Jones):         You're welcome.

Operator:             The next question will come from the line of (Jim Hoeg)
                      with Goldman Sachs. Please proceed with your follow-up question.

(Jim Hoeg):           Hi. Just two quick follow-ups. (David), you mentioned a
                      couple of times some planogram changes that are in the works. Can you share with us whether or not you were able to gain or if you lost any shelf space in conjunction with those?

(Dave Jones):         I think our view would be - I'm not going to talk
                      specifically about any retailer - but our view would be we at least maintained our shelf space, and probably slight improved on a composite basis across our accounts our shelf presence with the new product lineups that we've proposed.

(Jim Hoeg):           Okay, great, and then one last one, and maybe
                      (Randy) this is for you. It's pretty specific. In terms of when you break out your reported numbers on a segment basis, it looks like there's a pretty steep sequential decline from the first quarter in the corporate expense.
                      Is that just the synergies and restructuring, and is that a good run rate moving forward or is there something else going on that I'm missing?

(Randy Steward):      No, there's nothing any unusual, any one-time events or
                      anything.

(Jim Hoeg):           So that would be a decent run rate for the remainder of
                      the year or maybe even down, as you realize more synergies.

(Randy Steward):      No, I think that's a decent run rate going forward.

(Jim Hoeg):           Okay, thank you very much.

(Dave Jones):         You're welcome, (Jim).

Operator:             Again ladies and gentlemen, to register for a question,
                      please press the one followed by the four on your telephone.

                      Your next question will come from the line of (Ann Gillin) from Lehman Brothers. Please proceed with your question.

(Ann Gillin):         Thanks. (Dave), it seems like a key difference in terms
                      of how one looks at your pricing strategy as whether one thinks about it on a per battery basis or a per pack basis.

(Dave Jones):         Right.

(Ann Gillin):         And I'm wondering first if you can share with us
                      any data that you might have on the consumer in terms of how you think the consumer is looking at a price point, whether they're actually going through a per battery calculation or buying on a per pack.

(Dave Jones):         Well, there's a lot of historic data that says
                      consumers don't buy and calculate the price per unit. You know, consumers - well, just take you shopping in a store. You know, you go into a big supermarket and there's 50,000 to 100,000 items and consumers have to make purchase decisions very quickly, and as you know this is an impulse category where most of the purchases are bought impulsively and consumers look for certain cues. They look for brands and they look for value cues, and there's - you know, very few consumers are going to go, gee, this is a 33% unit cost reduction, but a lot of consumers, we hope, will say, this is good value compared to Rayovac's competition, and you know, that value equation is simple because we're at the same price points as the competition and they can get more for less. That's really what goes through a consumer's mind, not calculating price gaps.

(Ann Gillin):         Okay, I guess what I'm just having difficulty
                      reconciling then is two points. First, you know, at the shelves of the faster growing retailers, they're frankly doing the per unit calculation for us, so we don't have to do it.

(Dave Jones):         Right.

(Ann Gillin):         And secondly when I kind of look across consumer
                      staples recognizing where we are in, you know, macro economics in North America in particular, the value brands, including your own until the gap narrowed recently for you, were really the ones taking share.

(Dave Jones):         Right. I think on a macro economic basis, that's
                      true. Value brands and private brands, not only here in North America, but around the world, you know, have been generally consistent gainers in share.

(Ann Gillin):         So I guess your positioning is to bring you back
                      to value, and you still think the consumer will not look at the per battery.

(Dave Jones):         Right. I mean the premise of our company is based
                      on a value-branded company, and you know, for the first time, at least since I've been here in six years, the last two quarters have seen our value erode and our value gap erode, and it's evident in our performance in North
                      America the result of that, and you know, as we restore our historical value gap, I think history would tell us and we would certainly predict that, you know, our business would perform better.

(Ann Gillin):         Okay, just one other question. What is it about
                      the December quarter aside from the fact that the data will be a little bit more transparent, the scanner data we hope, that's going to make that quarter show such an improvement? You've been saying throughout the call that you've got two quarters of, you know, kind of a difficult roll through of all the pricing changes, but by December it sounds like you're anticipating it will be much better.

(Dave Jones):         One is the absolute price - you know, everybody's
                      new configurations and pricing configurations will be there and done and fully implemented and more predictable, and secondly, our belief is that the promotional environment will be significantly less than the promotional environment that has existed in the last two Christmas periods, as a result of all participants going to more of an everyday low price, realignment strategy and significantly cutting back on both promotional dollars as well as types of promotions.

                      I mean historically during the Christmas period you've seen three battery promotions by all participants and you've seen BOGO ads, buy one get one, and you've seen price reductions at EDLP accounts, price rollbacks. I personally think you're going to see very little of that type of promotion this fall, and the promotions that you see are going to be value-created promotions in a different way and not price rollback promotions and not free battery promotions, and that's a big driver behind what we believe will restore dollar growth to the category, because it's been the biggest detriment to dollar growth over the last five or six quarters.

Operator:             Pardon me, Mr. Hussey, this is the conference operator,
                      and I do show approximately five minutes remaining. We do have two questions remaining at this time.

Kent Hussey:          Why don't we take those last two questions, and then
                      (Dave) will wrap up the call.

Operator:             All right, the next question will come from the line of
                      (Peter Barry) with Bear Stearns. Please proceed with your follow-up question.

(Peter Barry):        Good morning, gentlemen.

(Dave Jones):         Hey, (Peter).

Kent Hussey:          Good morning, (Peter).

(Peter Barry):        (Dave), as we look at segment margins as they were
                      reported in this quarter, clearly there's a major variance between North America and the other two segments. One question is is there a likelihood that the margin differences between those three markets can converge in some fashion over the next couple of years, but probably more importantly North America is down very dramatically year-to-year and from historic levels. Can the new pricing strategy restore that level of profitability in your view?

(Dave Jones):         Yeah, I think if you look at why North America is
                      down, North America is down principally because of volume, alkaline category specific and volume specific, okay? Our belief is that the new programs that we've articulated here over the last hour will restore a large part of that top line growth in the business, and it's pretty much the traditional margins will restore as a result of that, and in fact, I didn't say specifically on this call, but the cost of us taking down and realigning our pricing with these new package configurations, which in North America is roughly $20 million, okay? We have through cost efficiencies and through cutbacks in promotion expense and various retailer incentives, we have taken $20 million out of our system and so the net is there will be no negative effect as a result of that on a bottom line basis in the North American business going forward. So it's simply a volume game in North
                      America.

                      Now the other part of your question though, (Peter), is in Europe and in Latin America, we do anticipate that our operating margins will improve. We're seeing them improve in Europe right now, and we've seen them improve in the last two quarters and that will continue.

                      In Latin America, you know, a lot depends on the economy in Latin America, but we're seeing some positive signs there. You know, Mexico is a big business for us and we really think that Mexico has reached it's bottom, and we're seeing signs of life there, and Venezuela, which is also a big business for us, you know, now that the general strike is over, you know, most stores are bare of products, and so you know, we're going to see our business improve there as well, and the margins will follow there.

                      But I don't think, having said all that, that you're going to see Europe and Latin American margins get as high as the North American margins have historically been, you know, at least over the short-term or over the next year or two.

(Peter Barry):        But the non-North American margin improvement will be
                      volume-driven as you see it?

(Dave Jones):         Well, non-North American will be volume as well
                      as margin-driven. In Europe in particular our margins will and are improving as a result of the new alkaline product launch that occurred last fall.

(Peter Barry):        Just for a point of reference, (Dave), last year,
                      according to my calculations, your operating margin in North America was almost 20%. That in your view is achievable once again in the not terribly distant future?

(Dave Jones):         Yes, I think high teens are achievable, and we
                      would predict, you know, as we move into '04 that we should be able to begin moving towards those historic margins.

                      There's nothing structurally. The only thing structurally done was when we realigned these package configurations, and you know, if I'm correct when I say that we've covered all the cost of that, there's nothing else structurally that would prevent us from achieving historic margins in the future.

(Peter Barry):        Thank you very much.

(Dave Jones):         You're welcome.

Operator:             The next question will come from the line of (Alice
                      Longley) with Credit Suisse First Boston. Please proceed with your follow-up question.

(Alice Longley):      Hi. I guess I'm just rounding back to this question that
                      sort of surprised me on the price gap. Well, what I was surprised about is your claim that your historic gap has been about 30%, and that's important for sort of understanding how sustainable this new situation is going ahead. I know that in the past you've said that before the last year or so when pricing got out of line between the different brands, you've always said the price gap has been about 15%, and I'm wondering to get the 30% historically, are you mixing a lot of all different SKUs and maybe different retail outlets together? Could you tell us what the historic gap has been in pricing on given SKUs? In other words, your 8-count pack versus the other's 8-count pack, and your 12-count packs versus theirs, 4-count pack, so on a like for like basis in the same outlets, what has the historic gap in pricing been?

(Dave Jones):         Again I don't have any of that data that I could talk
                      specifically about other than to tell you that probably the difference in package configurations and among retailers, our price gap when you add in both everyday price and promoted price has probably ranged from maybe
                      20% to 35% depending on package configurations.

                      (Alice), if you take Nielsen data, all battery sales in the United States, alkaline battery sales, 2002/2001, the average price for a Rayovac product versus our competitors product, the price gap has been 30% per year 2001 and 2002. That's the most important metric when you look at price gap versus the competition of any metric that you can come up with.

(Alice Longley):      Is that because your business is weighted to those
                      large...

{Crosstalk}

(Dave Jones):         That's a different part of it, and we promote far less
                      historically than our competitors do. The average Rayovac product sold on promotion over the course of 12-months has historically run 20% to 25%, and our competitors have run sort of 35% to 40%, and that's when you look at average price gap, which is the only meaningful way to look at it. That's why that price gap historically is where it is.

(Alice Longley):      Just one final question. Don't you think it's different
                      when in the future we're going to look at the price gap of 33% on given SKUs and it's quite different from in the past where the price gap was more their 8-pack versus your 18-pack.

(Dave Jones):         No, I don't because I think in the past, the big price
                      gap has been when they go on promotion. When they're not on promotion, historically because their business has been more of a high/low business, the price gap has been huge, and when they go on promotion historically, the price gap has been very small.

                      The big fundamental changes you'll see going forward is far less promotional activity by anyone and much more of an everyday price gap that exists in the marketplace, or an everyday pricing that exists in the marketplace, with the exception of some food retailers and some drug retailers who live and die on high/low promotional strategies, and you will still high/low promotions that occur with our competitors in those accounts.

(Alice Longley):      Thank you.

(Dave Jones):         You're welcome.

Operator:             I'm showing no additional questions at this time. Please
                      continue.

(Dave Jones):         Okay. Well, thanks. We've run over our hour by a few
                      minutes, but I think it's time worth spent. Thanks for your time today, and thanks for your continued support of Rayovac. Have a great day.

Kent Hussey:          Operator, will you repeat the replay instructions?

Operator:             I sure will. Ladies and gentlemen, there will be a
                      rebroadcast of today's conference starting today at 11:00
                      Eastern Time and lasting until 5:00 PM on April 28th.
                      Your dial-in number will be 1-800-633-8284 or you may dial 402-977-9140. You will need to enter reservation number 21137845. That does conclude our conference call for today. We thank you for your participation and we ask that you disconnect your lines.

                                      END